Exhibit 99.1
QUALITY SYSTEMS, INC., #4333090
QUALITY SYSTEMS, INC. — 2011 FIRST QUARTER RESULTS
CONFERENCE CALL
July 30, 2010, 10:00 AM ET
Chairperson: Steven Plochocki (Mgmt.)

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the Quality Systems Fiscal 2011 First Quarter Results. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star, followed by the one on your touch-tone phone. If you’d like to withdraw your question, please press the star, followed by the two. If you are using speaker equipment, please lift up the handset before making your selection. This conference is being recorded today, Friday, July 30, 2010.

And now, it’s my pleasure to turn the conference over to our host, Mr. Steven Plochocki, CEO. Please go ahead, sir.

Steven Plochocki:	Thank you, Barbara, and welcome, everyone, to the Quality Systems’ Fiscal 2011 First Quarter call. With me this morning are Paul Holt, our CFO; Patrick Cline, the President of Quality Systems; Scott Decker, the President of NextGen Healthcare and Donn Neufeld, the Executive Vice President of EDI and Dental.

Please note that the comments made on this call may include statements that are forward-looking within the meaning of securities laws, including, without limitation, statements related to anticipated industry trends, the company’s plans, products, perspective, and strategies, preliminary and projected, and capital equity initiatives in the implementation of potential impacts of legal, regulatory, or accounting requirements.

I’ll provide some opening comments and then turn it over to the team.

The company reported record net revenues of 82.9 million for the fiscal 2011 first quarter, an increase of 24% from the 66.6 million in the same quarter last year. The Company reported net income of $12.1 million, up 17% versus $10.3 million in net income for the comparable period a year ago. Fully diluted earnings per share were $0.42 in the fiscal 2011 first quarter; an increase of 17% when compared with $0.36 fully diluted earnings per share in the first quarter of fiscal 2010. The fiscal 2011 first quarter results include amortization of approximately $0.8 million of acquired intangibles, compared with approximately $0.4 million for the same quarter a year ago.

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On July 13th CMS and the ONC announced the final rule on the definition and requirements regarding demonstrating meaningful use of EHR. The announced served as a definitive guide on what providers have to do for the Medicare and Medicaid incentives under the HITECH Act for Stage 1, which includes years 2011 and 2012. Stages 2 & 3 will be clarified and further defined in the future. The Stage 1 requirements allow for greater flexibility, thus making it easier for providers to meet the Meaningful Use Standards and collect incentive payments. Physicians and hospitals that have been hesitant in the past can now move forward with confidence.

On July 1st, the government began accepting applications for the selection of certifying bodies to enact and execute the certification process. There were 41 requests for applications and six have already been fulfilled and applied. The government promised to act on the applications within 30 days. V-Chip was one of the first in line to apply for an application, and it’s our hope and desire that they will be cleared within the next 30-40 days. We hope to hear more information regarding the certifying bodies selected as well as the going forward process, as, as you know, that is one of the most important components of completing the government’s requirements so that the open market can determine who they want to go with and how to move forward. We view this as all good news. But it is still very early. Nonetheless, we are pleased that the progress that the government is making in terms of removing the uncertainties that our sector has been living with. Healthcare providers will be moving through a CHIT over the next five years.

As we’ve often previously stated during the past several quarters, we’ve been aggressively preparing for this transition to an electronic based healthcare system by continually investing in sales, marketing, implementation and training, enhancing our staff, structure, operations and technology. We are confident that NextGen Healthcare’s novel technology, leading industry position and extensive educational offerings will prove beneficial to providers as they evaluate their options available in the marketplace and make their EHR selections. All of our business units are posting record growth under the strong leadership teams that we’ve put together over the last year. It’s always been a hallmark of our company. I’ll leave it to them to tell you more, and I’ll turn it over to our CFO, Paul Holt.

Paul Holt:	Thanks, Steve, and hello everyone. And as I typically do, I’m going to bring my comments around our quarterly results and follow with a balance sheet recap.

As Steve stated, our consolidated first quarter revenue of 82.9 million represents a 24% increase over our prior year revenue of 66.7 million. Our NextGen practice solutions unit as well as our NextGen unit and our QSI unit all turned in very strong performances. Breaking down our

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revenue performance by business unit — NextGen was a record 65,830,000, that’s up 26% over 52,430,000 a year ago; our practice solutions unit was 11,745,000, and that’s up 13% over the 10,352,000 reported a year ago and our QSI unit was 5,352,000; that’s up 39% over 3,856,000 that we reported a year ago. We’re very encouraged by these revenue performances.

Our consolidated system sales grew 36.9% over year ago quarter to a record 29.1 million compared to 21.2 million in the year ago quarter. Our consolidated maintenance RCM, EDI and other services revenue grew 19% to 53.9 million compared to 45.4 million a year ago. Revenue cycle management revenue was up 20% over the prior year quarter at 10.8 million versus prior year 9.0 million, and this reflects solid execution on our backlog within that unit. Total recurring services revenue, including maintenance, EDI, revenue cycle and other accounted for approximately 65% of total revenue this quarter, down slightly from the 68% a year ago.

Our consolidated gross profit margin came in at 61.6%; that’s up slightly from a year ago quarter of 61.1%. We had a higher amount of hardware this quarter, and was offset by an improved margin our EDI unit.

Total SG&A, excluding amortization expense increased by approximately 6.1 million to 26.2 million this quarter. That compares to 20.1 million a year ago. The primary drivers of the increase were salaries, commissions and related expenses due to headcount additions. We’ve got a certain amount of SG&A expenses tied to our Opus acquisition as well as 0.8 million in certain business integration related costs that we had within our RCM unit this quarter. SG&A expense as a percentage of revenue this quarter was up to 31.6% versus 30.2% a year ago.

Moving on to our balance sheet — total cash and marketable securities increased by approximately $9.1 million this quarter. We reached the $100 million mark in cash at 100.9 million. That’s equal to $3.47 per diluted share. That compares to 91.8 million or $3.17 at the end of the prior quarter. DSOs net of amounts included in both accounts receivable and deferred revenue decreased by eight days from a year ago, where it now stands at 80 days. Our DSOs based on our gross receivables also decreased compared to the prior year quarter at 123 days versus 127 days a year ago.

For those of you are tracking this, we’re reporting total amortization of capitalized software at approximately 1.7 million; amortization of identifiable assets related to our acquisitions are 765,000; total depreciation expense 962,000; stock option compensation, 1.1 million; capitalized software approximately 2.5 million and about 878,000 in fixed assets investments.

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Again, I want to thank you all for being on our call. I’m going to turn things over to Pat Cline, President of Quality Systems.

Patrick Cline:	Thank you, Paul. Good morning, everyone. Overall, I’m very pleased with our progress in all areas of the business and I think we’ve made the right investments to position the company well. I know there were questions about demand increasing, based on the Meaningful Use rules and associated incentives, and while we have some of the same questions, we are starting to see demand pick up a little bit. Additionally, we’re seeing increased demand from our current base of large customers for professional services as they accelerate their rollout schedules and we’ve been building out our services organization to meet that demand. We view that as positive news. Further, for the last few months, we’ve been focusing on cost containment initiatives, which we believe can improve our operating results going forward. Essentially we’re looking for SG&A to grow at a lesser rate than revenue growth going forward. Our revenue cycle management business is beginning to show positive signs relative to margin expansion, based on the integration and other activities we’ve been engaged in that area of the business, and we remain optimistic about the market, about our company, and, as I’ve said, we’re pretty well positioned, we think, to continue to capture market share going forward. Thanks to our employees and to our customers, as usual, for their confidence in our company. Donn?

Donn Neufeld:	Thank you, Pat. Good morning, everyone. We continue to have success with federally funded entities purchasing the QSI electronic dental record, integrated with the NextGen EPM and EHR. We had a record 15 new joint dental sales during the quarter. In Q1 the Dental division had the highest revenue in over ten years. NextGen EDI revenues were up 23% from a year ago. EDI revenue and operating income were also a record. I would also like to thank our employees for a great quarter, our customers for their business and our shareholders for their support.

I’d now like to turn things over to Scott. Scott?

Scott Decker:	Thanks, Donn, and good morning, everybody. Just give you a few statistics and comments on the market as we have every quarter.

First off, I’m very pleased with the quarter we’d just had. As many of you know, fourth quarter of the year is often our strongest, and so sometimes we’ll see a dip going into first quarter. The team did a great job of pulling together and making sure that didn’t happen, represented with our 26% year-over-year growth. Would not say it was an easy quarter, but good activity, good transaction volumes and was really pleased with the number we finally came in with. I’m also very pleasantly surprised with the progress that our inpatient acquisitions have made. We’ve seen tremendous activity there, signing multiple new clients already in the first

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five months we’ve had them on board. So, I think we’re on the right track with the inpatient; outpatient combined solution and real pleased with how that integration is going with those acquisitions. Our pipeline as of yesterday sat at 129 million and looks very good, strengthening. Feel much better about it, quality versus a quarter ago. We also were up to 109 quota carrying reps now versus 105 that we reported last quarter. I would not anticipate that number to go up in the next quarter or two. In fact, it may go down a little bit as we just sort through the significant number of hires over the last couple of quarters. With regards to the certification of our product, we did receive preliminary certification of our ambulatory EHR product 5.6.1 by CCHIT last month. For all intents and purposes we believe that’s essentially certified, though there’ll still be some final regulations and processes they’ve indicated that need to come out. We’re also on track, we believe, from a development standpoint of having a certified product on the inpatient side. So by late this year, fall/early winter, we should have certified EHR product both ambulatory and inpatient, which we think will be a nice strategic advantage for us going into next year.

I’ll just close out by saying that the enthusiasm of both our clients and our employees has never been higher. With the tremendous activity and creative thoughts around the market and where it needs to go, I’m very optimistic about the next couple of quarters.

Barbara, we’ll now take questions.

Operator:	Thank you, sir. Ladies and gentlemen, if you would like to ask a question, please press the star, followed by the one on your touch tone phone. If you are using speaker equipment, please lift the handset before making your selection.

And our first question comes from the line of Michael Cherny with Deutsche Bank. Please go ahead.

Michael Cherny:	Hey, guys. So, one quick housekeeping question. That $800,000 in integration expense, what line did that hit again on the income statement?

Steven Plochocki:	That hit the SG&A line.

Michael Cherny:	Okay. Thanks, that’s helpful. And then, just quickly, I wanted to dive back in to the gross margins for the quarter. You know, I’m looking through the numbers, and the one thing we saw a real spike in was the cost of software/hardware. I know you mentioned that hardware was higher this quarter, was that the only moving piece or were there other factors that caused the significant spike in that line?

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Steven Plochocki:	Well, yes, in that particular line the biggest variable there is the amount of hardware that we sell in any given quarter. So, you’re seeing an increase in hardware within the mix on that line.

Michael Cherny:	So I assume we should think that that’s not repeatable given that it’s so far above historical levels?

Steven Plochocki:	Hardware is something that moves around. It’s not something that we necessarily focus on. It’s something that is asked of us from our customers and we’re more than willing to offer those, that product — you know, hardware types of monitors, servers, those kinds of things, but it’s not something that’s — is very predictable and it moves up and down from quarter to quarter. It’s not — it’s a very low margin type of thing so it can have a more pronounced impact on the margins on that from the system sales.

Michael Cherny:	Okay, thanks.

Operator:	Thank you. And our next question comes from the line of Greg Bolan with Wells Fargo. Please go ahead.

Greg Bolan:	Yes, thanks for taking the questions. Steve, based on where the pipeline sits and the level of leads that are coming in, do you feel like the sales marketing implementation infrastructure is close to be right-sized? You had mentioned or Pat had mentioned, for example, that SG&A would not grow as fast as revenues going forward, and that Scott had mentioned that quota carrying reps might be flattish over the next several quarters.

Steven Plochocki:	Well, as you know, when the Bill was signed a year ago in February 2009, we embarked upon a process to beef up our sales, marketing implementation and training organizations. We started that in the late spring of last year. Of course we did that in anticipation of the government fulfilling their time lines of achieving meaningful use and certification standards by the end of December of last year. So we built the organization up. As you bring individuals in you have to put them through a training program. We have to give them an opportunity to build their own pipelines and then convert those pipelines into business. We are, right now we’re in a position where we like where we’re at in terms of the size of our organization in that area. We think we’re not too far away from them starting to really produce some real solid results for us and the timing probably is ideal in the sense that it appears the government will finalize certification and certifying standards some time by this fall. So we think it’s all coming together at the right time for us, and as Scott indicated, we’re probably going to hold in terms of additional adds in the sales organization for a quarter or so to see if our time lines are now, yet again, well matched up with the government.

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Greg Bolan:	That’s great. Thanks, Steve. And then, obviously sitting on a healthy cash balance and I guess as you think about going forward just in terms of your R&D spend and what you’re putting back into the organization, has there been any talk among, within the board about potentially raising the dividend over the next year or so?

Steven Plochocki:	Well, we haven’t talked about that at the board level, but I imagine circumstances will dictate if the board takes that up as a subject matter in the future. I think as of right now we’re probably going to sit where we’re at.

Greg Bolan:	Okay, that’s great. And then my last question — Pat, could you just kind of describe, I know, Paul, you had mentioned there was obviously an increasing mix of hardware and that was the primary reason for the reduction of the lower software gross margins year-over-year sequentially. But, Pat, could you describe the pricing environment, you know, kind of starting at the low end and maybe moving up towards the enterprise physician practice arena? Is it more or less competitive or just about the same as what you guys are seeing in the past year?

Patrick Cline:	Sure. First — a little bit of follow-on commentary on the hardware comment. I agree with Paul wholeheartedly that it’s impossible to predict and that it’s lumpy. It’ll bump around from quarter to quarter. But I would tell you that our internal expectation is that you’re not seeing a trend there and we typically won’t see that much hardware in the mix. I’ll just remind everybody that one very large hardware quarter can change that mix a little bit. Now on to the other part of your question. We have seen our competitors, as I’ve mentioned on the last couple of calls, getting more aggressive with their price models and their discount levels, so I would characterize the market as a little more price competitive. In the quarter that we’re reporting — actually did not see a bigger discount level overall, average discount with our systems, but I’m not sure that’s going to hold either. We have been talking about new pricing models internally; pricing models that we think will get us into the hunt in more cases on the lower end as the demand picks up but not pricing models that we feel will cause a hit to our revenue or our profitability, it’s more of a modularization allowing practices to get in at a slightly lower rate and then add modules as they move forward. In fact it may be that the price per medical provider over time actually increases, but the reason we’re talking about those things is this increase in price competitiveness.

Greg Bolan:	That’s helpful. Thanks so much for the color.

Operator:	Thank you. And our next question comes from the line of Sean Wieland with Piper Jaffray. Please go ahead.

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Sean Wieland:	Hi, thanks. Did you break out the license sales and maintenance and operating margins in NextGen? If you did, I missed it.

Paul Holt:	No, I did not. It will be all over the 10-Q document which we expect to get filed here within — either today or Monday.

Sean Wieland:	Okay. Because that’s something you usually give on the call, right?

Paul Holt:	Well, here, let me give it out. Are you ready?

Sean Wieland:	I’m ready.

Paul Holt:	QSI, 1,591,000 — I’m giving you operating income. NextGen division, 22,789,000.

Sean Wieland:	I’m sorry. 22 million —

Paul Holt:	22,789,000. Practice Solutions division, 187,000 and corporate expense of 5,540,000.

Sean Wieland:	Okay. Thanks, that’s helpful. And, the system sales in the quarter that you saw, the new reps that you’d hired, the kind of bolus of reps that were added in the December quarter, have they been starting to kick into gear yet or is this still business from the rest that were there before that?

Patrick Cline:	This is Pat, and then I’ll turn it over to Scott, maybe for some follow-on commentary. Our training program lasts approximately four months, so if somebody is hired in December they’re coming out of training in the March time frame, and then they’re beginning to build a pipeline at that point and looking at average sales cycles depending on whether it’s a small account or a large account type of sales rep. That sales cycle can be anywhere from three to six to nine months. So, I would say the June quarter is a little bit soon to see the benefit of sales reps hired late last year, but in the current quarter we ought to be able to see some pick up from them. The bulk of the sales reps, and I don’t have a percentage for you, that were hired in that time frame were in preparation for the uptake on, at the lower end. So you shouldn’t, you know, it’s tough to model out X number of quota carrying reps against prior sales and extrapolate that forward. But hopefully that’s give you a little bit of an idea as to when and what we expect from those adds. And as Scott mentioned in his prepared comments, the — well, you know what, let me turn it over to Scott and have him just sort of follow-on.

Scott Decker:	I think Pat summarized it pretty well. I have a similar view that we’ll start to see the uptake from the reps this coming quarter. I think you also are seeing the strengthening of the pipeline, which is probably where you

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would right now be seeing the most representative reflection of the reps coming in as we look further back at our pipeline.

Sean Wieland:	Okay. That’s helpful. And one last question — what do you think the impact of the Eclipsys-Allscripts merger will have on your business going forward?

Patrick Cline:	This is Pat. We don’t think it’ll have a significant impact in the near term. I think strategically if we’re a company that got into the inpatient space many months ago; it’d be hard for me to argue their strategy. But in the short term we don’t see a significant impact. There may be a couple of Eclipsys-based hospitals that might look a little bit harder at the Allscripts Ambulatory product or that sort of thing, but we’re not seeing a lot of that at this point.

Sean Wieland:	Okay. Thank you very much.

Operator:	Thank you. And our next question comes from the line of George Hill with Leerink Swann & Company. Please go ahead.

George Hill:	Yes, thanks for taking the question, guys. Pat and Scott, maybe can you talk a little bit about more the hospital market and drive customer wins in the last quarter. What types of hospitals are you guys pitching to? Where are you seeing the competitive process? What do you expect the win rate to look like? And I guess how should we think about how that positions us going forward?

Scott Decker:	I’ll make some general comments. This is Scott. Just to refresh everybody’s memory, we bought two companies over the last year, Opus and Sphere, to really put together an integrated financial and clinical solution. Our target market for that is the 100 bed and smaller hospitals. So these are community health center type facilities across the country. So competition in that space is with folks like CPSI, Healthland, those folks. As far as predicting the market, you know, all that I think we really want to say at this point is, we’re pleasantly pleased with the progress and the number of transactions we’re seeing out of the group. It’s really very early for us to do any kind of predicting on it because it is a relatively small group for us. It’ll be a little bit lumpy. We don’t know how much backlog demand there was prior to the acquisition, but certainly as we get through the next couple of quarters we hope it becomes material and as we start to see predictable trends we’ll certainly let you guys know.

George Hill:	Okay. And maybe a brief follow-up. The NextGen product on the [inaudible] side, fell pretty well from a practice size perspective, what are the big differences between the Opus product and the NextGen product from functionality perspective? If you’re looking at hospitals that small, I

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guess is there much difference in the functionality of the Opus product that you’re not getting in the NextGen product?

Patrick Cline:	This is Pat. There are material differences between an inpatient system and the ambulatory system, both with respect to billing and financial and reporting as well as on the clinical side, on the inpatient side — let me leave it at. There are many more components to the inpatient including medication administration, reconciliation and nursing orders and those types of things. On the outpatient side you’ve got much more in the way of specialty content. So they’re two different kinds of systems that we’re on an ongoing basis integrating at the core level.

George Hill:	Okay. Thank you.

Operator:	Thank you. And our next question comes from the line of Atif Rahim with JP Morgan. Please go ahead.

Atif Rahim:	Hi, thanks. Scott, could you give me the pipeline numbers? I think you said there was 129 million, is that just NextGen or combined? And, I think last quarter, it was 126 million. So if that’s correct, the rate of increase appears to have slowed, so any reason for that?

Scott Decker:	So, the pipeline includes NextGen, which includes ambulatory and inpatient. Also the RCM deals that would be in the pipeline would be reflected there. I did report 129 million versus 125 or 6 last quarter. You need to note that last quarter we reported much later into the quarter. So just to give you a little visibility into how the pipeline works for us. If I would report pipeline the day after the quarter closes, that would be a the low point. It will continually increase as the quarter goes on. So this quarter we’re reporting one month into the quarter. It’s going to be a little bit lower than last quarter where we were reporting almost at the end of the quarter.

Atif Rahim:	Got it. Okay. And then lastly, on the software gross margin line, is there something else — within the system services hardware was something that affected that gross margin, but is there anything that affected software gross margin on a quarter to quarter basis?

Paul Holt:	This is Paul. We have amortization of capitalized software that goes into that as a cost of software and it’s been moving up on a gradual basis but it doesn’t swing all that much. So your real big moving part in there is your hardware, the hardware that you’ve got.

Atif Rahim:	Got it. Okay. And then one last thought, just around the time line for certification. So once the certifying bodies get their approval, how fast do you think you’ll have a certified system on the market?

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Steven Plochocki:	Well you know our — this is Steve. Our best guess on that in talking to our people who work very closely with CMS, is that once the certifying bodies are selected it’ll be somewhere between the 30 and 60 period by which we believe we’ll have an opportunity to be certified. So, if the government sticks to their time line of turning applications within 30 days, which would take us into early August, and then selecting their certifying bodies, and if it takes another 60 days from there, we’re talking about somewhere around Thanksgiving — not Thanksgiving but somewhere around Halloween.

Atif Rahim:	Okay, understood. Thank you very much.

Steven Plochocki:	You bet. Thank you.

Operator:	Thank you. And our next question comes from the line of Anthony Vendeti with Maxim Group. Please go ahead.

Anthony Vendeti:	Thanks. Just to follow-up a little bit on the hardware. So, I know hardware was higher this quarter than last quarter, on the order of magnitude, that was the difference in the gross margin, is that right? There was no — another way to ask it is, has there been any pricing pressure with some of the either smaller competitors or what are you seeing out there in the competitive landscape?

Patrick Cline:	As I’d mentioned earlier, this is Pat, 2011 is more pricing pressure but we’re reacting to it and our discount levels are holding very well. The hardware, as Paul mentioned, is truly the bulk of the margin issue.

Anthony Vendeti:	When you said that discounts are holding well, what is the average discount that you’re offering right now?

Patrick Cline:	We don’t want to go into the average discount level but on relative terms the average discount in the quarter that we’re reporting did not increase.

Anthony Vendeti:	Did not increase, okay. And then, in terms of the sales force for QSI, is that still approximately four for the Dental division and can you talk about any joint sales that you have going on?

Donn Neufeld:	This is Donn. Yes, the sales staffing is unchanged at four, and as I’d mentioned, we had a record number of joint sales that we are working very closely with the NextGen sales team, including our dental record with their EPM and EMR.

Anthony Vendeti:	Okay. And, in terms of the actual number of NextGen deals, I know you (inaudible) the pipeline, but do you have an actual number of deals that were signed this quarter versus last quarter?

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Donn Neufeld:	Last quarter we’d had I think it was seven. This quarter we had 15 that we were involved with that were NextGen customers.

Patrick Cline:	Were you asking — this is Pat. Were you asking about the number of NextGen deals or the QSI deal, joint deals that were done with NextGen?

Anthony Vendeti:	I was asking about the number of NextGen but I got the number of combined deals, right?

Donn Neufeld:	That was just one where dental was included.

Anthony Vendeti:	Where dental was included. How about just the pure number of NextGen?

Patrick Cline:	67 would be the number for the quarter we’re reporting.

Anthony Vendeti:	67 versus, what, last quarter?

Patrick Cline:	Paul, do you have that?

Paul Holt:	I don’t have it off the top of my head but —

Speaker:	I think it was the same range.

Paul Holt:	It was — yes.

Speaker:	Somewhere around 64, 65.

Paul Holt:	I think the takeaway was about the same.

Anthony Vendeti:	Okay.

Donn Neufeld:	One subtlety if it means something is nine of the 15 were already existing NextGen customers and six were brand new sales for both of us.

Anthony Vendeti:	Okay, great. That’s great. Thanks, guys.

Steven Plochocki:	Thank you.

Operator:	Thank you. And our next question comes from the line of Richard Close with Jefferies and Company. Please go ahead.

Dana Hambly:	Great, thank you. Scott, I think you said something with respect to you’re pleased with the strength or the improvement in the quality of the pipeline, and if you could just talk a little bit about what makes you look at that more favorably this quarter?

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Scott Decker:	Obviously it’s a subjective comment to a large extent, but I would say a couple of things we look at. One is, when I report pipeline I don’t tell you the degree that the pipeline is, so we have cat 1, cat 2, cat 3, which is varying levels of confidence, so that’s on a positive upswing. The other thing I watch fairly closely is just the size of transactions. So I can tell you this last quarter we didn’t have nearly as many of the seven figure type transactions as we’ve had some of the previous and that looks like it’s back on the upswing. So we had several of those type deals that pushed into this quarter and obviously if you have a few of those seven figure deals floating around it makes the numbers a lot easier. So those are probably a few of the leading indicators. The other thing is obviously the meaningful use clarification that came in the last month and once again a very subjective comment, but we’ve certainly seen an uptake in the term meaningful use and our clients saying “hey, we need to get our systems, this is where we get our money.” Thus increasing visibility in the last two to three weeks.

Dana Hambly:	So, just to be clear, you’d said the average size of the deals in the pipeline has increased?

Scott Decker:	Yes, but that’s a little bit subjective. A more accurate comment would be to say that our average deal size last quarter was not nearly as high as it was the previous quarter.

Dana Hambly:	Mm-hmm.

Scott Decker:	And my guess would be that this quarter will see it back up again.

Dana Hambly:	Okay. With respect to Siemens, obviously they’re going to have new management there; can you just give us an update I guess on the relationship with Siemens and where we stand in that relationship?

Patrick Cline:	No real change to the relationship. It continues to be a positive relationship. We also see the same kind of increase in demand from Siemens client base that is some of the Siemens hospitals, are seeing more demand in their communities from physicians and therefore asking for additional either licenses or rollout services. Now Siemens inventories licenses to an extent so that may or may not directly translate in any particular or over a set of quarters, but the demand from the Siemens base continues and from our perspective it’s still a very positive relationship that we value as a company.

Dana Hambly:	Okay. And then, I was wondering if you guys could just explain to us analysts and I guess investors, what a typical Opus contract may look like in terms of, you know, hardware, the service, license and support or implementation? And just what is the, I guess, typical look on one of

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those contracts or maybe it’s inpatient contracts versus a NextGen typical contract?

Scott Decker:	I can just kind of give you a swag on what a community hospital hundred bed deal might look like. So it’s probably about a $500,000 transaction. You know, close to half of that would be software, probably the balance of it, the remainder is services work. You know, there’s obviously a hardware element to it. There are a lot of revenue reporting issues with it, so we’re doing a lot of those as SaaS deals for one. Also there’s credit-worthiness issues which sometimes results in us doing a cash basis of recognizing revenue. So, but in general to answer your question, I would say the ball park deal we’re looking at right now is about a $0.5 million deal; half of that’s software and the rest in services.

Dana Hambly:	Okay. So, when we think about this on a go-forward basis, let’s say you really ramp up the inpatient side, and that’s not any indication that we might see higher levels of hardware coming through the income statement, and that’s not necessarily the driver of what happened here in this first quarter?

Scott Decker:	No, I don’t think that had any impact. It’s probably less hardware. If anything, just because we’re more likely to host those clients.

Dana Hambly:	Okay. All right. That’s it for me. Thanks.

Scott Decker:	Yes, [talk over]. I’m sorry. I should also just note that when we reported number of transactions for the quarter, that was just ambulatory deals and not inpatient.

Operator:	Thank you. And our next question comes from the line of Corey Tobin with William Blair and Company. Please go ahead.

Corey Tobin:	Hi, good morning. A couple of things. One, can we talk a little bit about this other services revenue line and its shown kind of a nice sequential increase here over the last five quarters or so and I was kind of curious what’s in that line item and what’s driving its growth?

Paul Holt:	Hey, Corey. This is Paul. The biggest piece of that line is annual licenses, and they are third party products that typically you’re selling an annual license to maybe like a database, patient database or some other kind of ancillary add-on product that we’ll sell it, we’ll defer it, sell a year of it, we’ll recognize it over the course of the year. And we continue to see some growth in that area as we are selling new customers and the more customers that continue to renew on those products, you know, results in some growth in that area. You’ll also see — that line also includes some add-on services that we’re performing, customers that are already live on the software that may come and ask us to come in and do some additional

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training or other types of, perhaps, consulting type services after the fact. So those are the two biggest pieces of what goes into that bucket and we’re happy to see that revenue line moving in the right direction.

Corey Tobin:	So, sorry, just to clarify on the first point, annual licenses, these are licenses that someone’s buying on a term basis that expire in 12 months? Is that what you’re saying?

Paul Holt:	Yes. Third party products, they’re not products that — we’re going out and we’re buying them from the third party and in essence reselling them.

Corey Tobin:	So is there any non-third-party software revenue going through that line item?

Paul Holt:	No.

Corey Tobin:	Okay. So, it’s all either third party licenses or service, add-on services?

Paul Holt:	Yes.

Corey Tobin:	Okay. Got it. And the margin in that line item looks like it’s ramped up, is that from the services piece or are you getting good margin on the third party revenue?

Paul Holt:	We’re getting both. We’re getting better margins in both those areas. To some degree some of those pieces our costs are relatively fixed and if we can continue to ramp up the sales there our costs don’t necessarily always follow the same degree, so we are getting some economies going on.

Corey Tobin:	Got it. Great. Second quarter, if I could, any comments on the organic growth in the quarter? What would it be if growth had been, if we strip out the recent acquisition?

Paul Holt:	Well, you’re talking about the Opus acquisition?

Corey Tobin:	There’s Opus and I guess we can come back into the revenue cycle numbers but primarily Opus.

Paul Holt:	Well this quarter we recorded Opus contributed approximately 3 million in revenue related to Opus.

Corey Tobin:	Great. And that’s primarily through the software — primarily the systems line? Or is there some in maintenance too?

Paul Holt:	No, I’d say it’s about two thirds of that’s more on the service line and maintenance and services.

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Corey Tobin:	Got it. Okay, great. Thank you.

Steven Plochocki:	Thank you.

Operator:	Thank you. And our next question comes from the line of Bret Jones with Brean Murray. Please go ahead.

Bret Jones:	Thanks for taking the question. If we could circle back to, I believe it was George’s question on Opus and sort of aligning it, the way I’m thinking of the two products, you know, Opus is a small hospital product, up to 100 beds, and NextGen’s sweet spot in the physician practice I’ve always thought it was sort of the multi-specialty groups, does it — I don’t necessarily see how the two line up. Can you talk about what are you doing to better the NextGen product for the small doc practices?

Patrick Cline:	Sure, this is Pat. As I’d mentioned in the past, we’ve done many things with both the product and the sales model and training model for that matter to position the company for success at the low end. The computer based training and e-learning tools that we’d deployed, the work we’d done to the product on the user interface and what we’ve undertaken relative to the sales force and our marketing efforts, all were to expand our focus and not shift our focus necessarily but to expand our focus to the lower end of the market. And small hospitals also have physicians’ offices attached to them, and the hundred bed and in some cases the Opus customer base includes hospitals that are larger than a hundred beds is nice fertile territory for ambulatory sales, we believe.

Bret Jones:	All right, thank you. And then, if we could just go back to the pipeline for just a second. You know, obviously I think everybody’s a little bit surprised of the lack of growth, and Scott, you’d touched on it a little bit. I just want to make sure I understood, you’d sounded like you said RCM is definitely not in that 129 million number, I just want to make sure of that off the top.

Paul Holt:	Yes, this is Paul. That’s not in that number.

Bret Jones:	Okay. So the 129 is just — it represents NextGen pipeline and Opus, is that correct?

Patrick Cline:	Yes.

Paul Holt:	Yes.

Bret Jones:	And can you talk about the Opus contribution to the pipeline?

Speaker:	I don’t think we’re breaking that out.

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Bret Jones:	Okay. All right. Well thank you very much.

Paul Holt:	Thank you.

Operator:	Thank you. Our next question comes from the line of Leo Carpio with Caris and Company

Leo Carpio:	Good morning, gentlemen. Can you hear me?

Steven Plochocki:	Yes, Leo, we can.

Leo Carpio:	Okay. Quick question regarding the competitive environment. Have you seen much shifting or changes in the last few months? I mean are you seeing more of the smaller private players becoming a greater impact in the space or just simply some, the main usual characters competing for the deals?

Scott Decker:	This is Scott. I’ll start on that. Some others might have comment. I would say, you know, in general it’s the same playing field we’ve been facing for the last few quarters. I haven’t really seen any increased activity by smaller players that you might indicate. So, when we get to the competitive deals, it’s the same folks we’ve always been facing.

Leo Carpio:	Okay. And turning to the regionally center market, I haven’t seen much wins for you so far, but how targeted are you in terms of catering to that market in terms of pitching? And how much sales force resources have you dedicated to that effort?

Scott Decker:	We have substantial amount of effort allocated to it. So we have an internal team that’s allocated to full time working on that and then we also have divided across our entire sales force, you know, there’s approximately 60-70 regions in process and so — each rep in their local territory that’s certainly part of their responsibility as we’re working with our national team on it. As far as not winning or losing, you know, I don’t know [inaudible] been that many awards determined at this point and I think we’re doing a pretty good job in a fair number of those where a decision has been made. Pat might have a little more detail.

Patrick Cline:	We’ve seen activity as a company in about three quarters of the regional extension centers or with three quarters of the RECS. We’ve responded to request for information or request for proposal from about half of them. We think we’re faring pretty well, and while you haven’t seen a heck of a lot of wins, you have certainly seen some relative to preferred vendor status in various states. We have achieved that status in a state or two that has not been announced and we’re confident that we will achieve that status going forward. There are many, many states, as you know, or many, many recs, I should say, that have not announced selection or

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preferred vendors or those types of things. Some are still going through the decision process. I think probably between 10 and maybe 15% of the recs out there have actually made an announced decision.

Leo Carpio:	Okay. And maybe last quarter, turning quickly to Opus, since the final lien [ph] for [inaudible] been issued and there’s been a revision to have favorable or critical access hospitals, how are you targeting that segment and how confident are you that you can capture your share of that piece of the market, especially when you have something — facing some major incumbents in that area?

Scott Decker:	Well, I mean as you’d indicated, there are some big incumbents, so, right now, you know, we’re using a combination of really put in the NextGen marketing resources behind a company that in the past had fairly limited, so we’re doing a lot of things from the awareness standpoint. Obviously the other benefit we have is the hundred reps out on the street, and we have the whole sales force — had incentive to tee up opportunity there. But as you said, we do have a little bit work to do just to get our name out there. We’re doing really well in head-to-head deals and just, you know, talking to the team within the last couple of days, certainly the referenceability of now getting a little momentum, you know, once one community health system makes a selection. That network is pretty tight and so I think that’ll be a favorable for us as we gain momentum.

Patrick Cline:	This is Pat. I’ll follow on the incumbent comment. Yes, there are incumbents established in that marketplace, however, I’ll remind you that most of the technology in that marketplace is very old, proprietary legacy systems and our products compare very favorably from a technology perspective. What we are offering is a multi-tier, fully web-based front end product with software as a service based offering as well. And the incumbent systems also are not as strong in the clinical area. They’re relatively built out on the financial side, but we don’t believe they’re nearly as strong as our offerings on the clinical side and that’s where the demand is coming from right now. And finally, they don’t have the robust ambulatory offerings that we’re presenting and the roadmap to show the integration between the inpatient and the outpatient side. So, when we are getting into the hunt, and that’s our challenge right now, we’re faring, as Scott said, very well.

Leo Carpio:	Okay. Thank you.

Operator:	Thank you. Our next question comes from the line of Sandy Draper with Raymond James. Please go ahead.

Sandy Draper:	Thanks so much. Most of my questions have been asked. One thing I may have missed, I know some people asked around it, did you give, either Scott or Paul or Pat, you gave the 129 pipeline for NextGen,

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historically, given an actual QSI and RCM pipeline or backlog, do you have those numbers?

Paul Holt:	Yes, the RCM backlog is about $8.7 million.

Patrick Cline:	QSI pipeline is 5.4 million.

Sandy Draper:	Okay, thanks. And on the RCM side, it looks like you had a nice sequential increase there, it picked up, although it looks like the backlog is down a little bit. It sounds like you now have had the ability or are fully integrated. I know there was an issue that, because of earn outs, you couldn’t really fully integrate one or maybe both of the RCM division, can you just talk about where you are, is that done? And what changes do you expect now that you’re going to be able to fully run those and not have to sort of stay on the sidelines? Thanks.

Patrick Cline:	This is Pat. I wouldn’t characterize the integration as being done, but I would say that it’s much farther along. We have made improvements in integrations relative to sales. We are seeing margin improvement based on what we’ve done with those integration efforts. We are seeing continued demand but there will be further integration activities and efforts going forward.

Sandy Draper:	Are there going to be similar levels of costs going forward or have you got the majority of costs behinds you or sort of one-time costs?

Patrick Cline:	We believe that we have the majority of the one-time costs — in fact, hopefully all of the one-time costs behind us.

Sandy Draper:	Okay, great. Thanks. Those are all my questions.

Steven Plochocki:	Okay. Operator, we’ll take one more call.

Operator:	All right, sir. And our next question comes from the line of Frank Sparacino with First Analysts. Please go ahead.

Frank Sparacino:	Hi, guys. I’ll make it easy. You’ve answered my last question, so. That’s it.

Steven Plochocki:	We’re all set? Okay. Well, just in summary, hopefully you’ve gained from this call several important issues. One, we have a growing pipeline. Two, we have a maturing sales organization that is now starting to dig their teeth into that pipeline at 109 sales individual strong. The government is nearing completion of all the stimulus qualifying regulations. We hope and desire that that’s done by some time late October. The regional extension centers, which were surfaced by Leo, and Pat and Scott, commented on, there are 60 of those centers that the

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government wants to set up and 48 of them right now are actively soliciting providers. So, we’re hopeful that in the next 60 to 70 days that process will be done. So as you see, as we’re starting to approach the period of time when uncertainty’s being lifted, regional centers will be completed, certification will be completed, we believe that we’ve prepared the company well for the front end of this five year stimulus. And, we believe the best is yet to come. So thank you for all your support and thank you for joining us today.

Operator:	Ladies and gentlemen, this does conclude our conference call for today. Thank you for your participation and you may now disconnect.
END

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